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                                EXHIBIT (28)

                          P. H. GLATFELTER COMPANY

           STOCK PURCHASE PLAN FOR HOURLY EMPLOYEES - NEENAH MILL


     1.  Purpose.  The purpose of this Stock Purchase Plan for Hourly Employees
- - Neenah Mill (hereinafter called the "Plan") of P. H. Glatfelter Company, a Pennsylvania corporation (hereinafter called "Glatfelter"), is to secure for Glatfelter and its shareholders the benefits of the incentive which an interest in the ownership of shares of Common Stock, par value $.01 per share, of Glatfelter (the "Shares") will provide to its employees, who will contribute to Glatfelter's future growth and continued success.

     2.  Participation.   Only "Eligible Employees" (as hereinafter defined)
shall be entitled to participate in the Plan. An "Eligible Employee" shall be a permanent full-time hourly employee of the Neenah Mill who has been regularly and continuously employed on a full-time basis by Glatfelter for at least two
(2) years.

     An Eligible Employee may become a Participant in the Plan ("Participant") by delivering to the Personnel Office of Glatfelter, the prescribed election form. The first election by an Eligible Employee shall be effective on the first pay date following August 1, 1994 and thereafter on the first pay date in January, April, July or October next succeeding the month in which the election form was delivered to the Personnel Office (the "Entry Date"), provided such form is delivered on or before the 15th day of the month preceding the Entry Date. A Participant's election shall remain in effect until revoked or modified by filing a new election form with the Personnel Office on or prior to the 15th day of the month preceding any succeeding Entry Date, or until such Participant is suspended from participation as described in the following paragraph. Any modification or revocation shall become effective as of the succeeding Entry Date.

     An Eligible Employee who ceases to be an active Participant by revocation of his election to participate may again become an active Participant by filing a new election form on or before the 15th day of the month preceding the next succeeding Entry Date.

     3. Shares. No more than 90,000 Shares may be issued under the Plan. This number shall be adjusted if the number of outstanding Shares of Glatfelter is increased or reduced by split-up, reclassification, stock dividend or the like.

     4. Contributions by Participants. All contributions by Participants shall be by payroll deduction. The amount of such payroll deduction for each pay period shall be fixed in the prescribed election form delivered to the Personnel Office. Contributions shall be in multiples of 1% of a Participant's "Plan
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Compensation," as hereinafter defined, but shall not exceed 10% of the
Participant's Plan Compensation and shall not be less than $5 per week. As used herein, "Plan Compensation" shall mean the regular and premium earnings for hours worked by the Participant, including earnings resulting from shift differentials and service bonuses. "Plan Compensation" shall exclude all other types of earnings, which include, but are not limited to, holiday pay, vacation pay, sickness and accident pay, and all other fringe benefits.

     The amount of each Participant's contribution will be credited to such Participant and will be applied to the quarterly purchase of shares as hereinafter described. No interest or earnings on such contributions will be credited to any Participant.


     5. Contributions by Glatfelter. Glatfelter shall contribute to the Plan with respect to each Participant, concurrently with each Participant's payroll deduction, an amount equal to 10% of the Participant's weekly contribution for pay dates during the period from August 1, 1994 to July 31, 1995, and 15% of the Participant's weekly contribution for pay dates thereafter, up to 6% of the Participant's Plan Compensation. The amount of Glatfelter's contribution will be credited to the Participant in records maintained by Glatfelter and will be applied to the quarterly purchase of Shares as hereinafter described. No interest or earnings on such contributions will be credited to any Participant.

     6. Purchase of Shares. Shares shall be purchased from either unissued shares or treasury shares of Glatfelter effective on the last day of each calendar quarter at a purchase price (the "Purchase Price") equal to the average of the high and low prices on the primary stock exchange on which the securities are traded on the last business day of the calendar quarter, or, if no trade occurs on the last business day of the quarter, then on the last business day on which Common Stock of Glatfelter was traded in the calendar quarter. The Shares to be purchased each quarter on behalf of each Participant shall be the number of whole shares of Common Stock of Glatfelter that can be purchased at the applicable Purchase Price from funds contributed by the Participant and by Glatfelter for the benefit of the Participant as of the last business day of the calendar quarter. The remaining amounts credited to the Participant will be used to purchase stock in the following quarter and will be deemed to be the amounts first used for such purchase. Shares purchased for the account of a Participant will be registered in the name of the custodian designated by Glatfelter for the purposes of the Plan (the "Custodian"), as custodian for such Participant, and appropriate credit shall be made on behalf of each Participant in records kept by Glatfelter for such purpose. Each Participant will receive a quarterly statement setting forth the number of Shares purchased for such

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Participant during the quarter, the Purchase Price for the Shares, the total number of Shares held for the Participant pursuant to the Plan, and the amount remaining credited to such Participant for the purchase of Shares in the following quarter. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable.

     7.  Interest of Participant in Shares and in Contributions by Glatfelter.
A Participant shall have a fully vested interest in all Shares purchased for him or her, including Shares purchased with the contributions of Glatfelter, immediately upon the purchase thereof. In addition, a Participant shall have a fully vested interest in all contributions by the Participant or Glatfelter not applied to the purchase of Shares on the last day of the calendar quarter in which such contributions were made, provided such Participant remains an Eligible Employee on such date. The interest of a Participant in contributions by Glatfelter during a quarter in which a Participant ceases to be an Eligible Employee shall be determined as set forth in Paragraph 10 hereof.

     8. Distribution of Dividends. All dividends paid in respect of the Shares will be distributed currently to the Participants in cash.

     9. Issuance of Stock Certificates and Withdrawal of Shares. Stock certificates representing Shares purchased pursuant to the Plan at the end of each calendar quarter will be issued to the Custodian promptly after the end of such calendar quarter and will not at such time be issued to any Participant. Any Participant may elect to withdraw all, but not a portion, of the Shares from his or her account effective on February 28 (February 29 in the case of a leap year), or August 31 of any calendar year and be issued a stock certificate for such Shares promptly following the effective date of such election, such election to be made by accurately completing the prescribed election form and filing it with the Personnel Office by February 15 or August 15, respectively, of such year; provided, however, that each Participant may make only one such withdrawal election in any twelve-month period. If the number of Shares in a Participant's account at the time the Participant elects to withdraw the Shares is fewer than 25 Shares, such Participant shall be precluded from participating in the Plan for a period of one year from the date of such withdrawal.
Following each withdrawal of Shares, the Participant will receive a statement setting forth the cost basis for all Shares withdrawn.

    10. Termination of Participation. If a Participant ceases to be an Eligible Employee because of death, retirement, total disability, transfer to part-time status, or transfer to a salaried position, his or her participation in the Plan shall automatically terminate as of the end of the calendar month in which his or her death, retirement, total disability, or transfer occurs. At the end of the calendar

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quarter in which such an event occurs, Glatfelter shall purchase Shares for such Participant with funds contributed by the Participant and by Glatfelter during such quarter and there shall then be delivered to the Participant, his or her designated beneficiary or his or her estate, as the case may be, (a) stock certificates registered in the name of the Participant, or such other name or names as he or she may have designated in the prescribed election form, evidencing the whole Shares purchased from funds contributed by the Participant and by Glatfelter and not theretofore withdrawn, and (b) cash in the amount of contributions by the Participant or by Glatfelter which have been credited to the Participant but not yet applied to purchase Shares. The term "retirement" as used above shall mean termination of employment with Glatfelter at or after the earliest age on which a Participant may retire pursuant to the terms of the defined benefit pension plan sponsored by Glatfelter in which the Participant is then participating.

     If a Participant ceases to be an Eligible Employee because of any reason other than under the circumstances set forth in the preceding paragraph, his or her participation in the Plan shall automatically terminate as of the effective date such Participant ceases to be an Eligible Employee. Promptly following such termination there shall be delivered to the Participant (a) stock certificates registered in the name of the Participant evidencing the whole Shares purchased from funds contributed by the Participant and by Glatfelter and not theretofore withdrawn, and (b) cash in the amount of (i) contributions by the Participant as of the date his or her participation in the Plan terminates and (ii) contributions by Glatfelter credited to the Participant as of the end of the calendar quarter preceding the date his or her participation in the Plan terminates, which contributions in either case have not yet been applied to purchase Shares. A Participant whose participation in the Plan terminates under this paragraph shall be entitled to no portion of contributions by Glatfelter made during the calendar quarter in which his or her participation terminates.

    11. Expenses. In addition to its contributions, Glatfelter will pay all fees and expenses incurred in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her contributions.

    12. Taxes. Glatfelter shall have the right to withhold from each Participant's compensation an amount equal to all Federal, state, city or other taxes as shall be required to be withheld by Glatfelter pursuant to any statute or other governmental regulation or ruling. In connection with such withholding, Glatfelter may make any such arrangements as are consistent with the Plan as it may deem appropriate, including withholding from compensation paid to a Participant other than in connection with the Plan.

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    13.  Plan and Contributions Not to Affect Employment.  Neither the Plan
nor any contribution by Glatfelter hereunder shall confer upon any Eligible Employee any right to continue in the employ of Glatfelter.

    14. Administration. The Plan shall be administered by the Board of Directors of Glatfelter, which may delegate responsibility for such administration to the Profit Sharing and Employee Stock Ownership Committee of the Board (the "Committee"). The Board, or such Committee, shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Board or the Committee on the matters referred to in this paragraph shall be conclusive and binding upon all persons in interest.

    15. Amendment and Termination. The Board of Directors of Glatfelter may terminate the Plan at any time and may amend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or contributions (to the extent not yet applied to the purchase of Shares) vested under the Plan shall be distributed to the Participants, and provided further, that no amendment to the Plan shall affect the right of a Participant to receive his or her proportionate interest in the Shares or contributions (to the extent not yet applied to the purchase of Shares) which shall have vested under the Plan.

    16.  Effectiveness.  The Plan shall become effective on August 1, 1994.

    17. Government and Other Regulations. The obligation of Glatfelter to make contributions under the Plan, and the obligation of Glatfelter to purchase Shares under the Plan, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

    18. Non-Alienation. No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his interest under the Plan prior to the distribution to him of share certificates. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.

    19. Notices. Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, or sent by registered or certified mail, postage prepaid, addressed to P. H. Glatfelter Company, 228 South Main Street, Spring Grove, Pennsylvania 17362, Attention: Administrator, Stock Purchase Plan for Hourly Employees - Neenah Mill, and to the Participant at the address on file with Glatfelter from time to time, or to such other address as either party may hereafter designate in writing by notice similarly given by one party to the other.

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    20.  Successors.  The Plan shall be binding upon and inure to the benefit of any successor, successors or assigns of Glatfelter.


    21. Severability. If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

    22. Acceptance. The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.

    23. Applicable Law. This Plan shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not preempted by applicable Federal law.

     IN WITNESS WHEREOF, the foregoing Plan is adopted this 22nd day of June, 1994.

                                              P. H. GLATFELTER COMPANY


                                               By /s/ R. P. Newcomer
                                                  ----------------------------
                                                    Vice President,
                                                    and Treasurer

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